Exhibit 99.1

Tredegar Corporation	Contact:
Corporate Communications	Neill Bellamy
1100 Boulders Parkway	Phone: 804/330-1211
Richmond, Virginia 23225	Fax: 804/330-1777
E-mail: invest@tredegar.com	E-mail: neill.bellamy@tredegar.com
Website: www.tredegar.com

FOR IMMEDIATE RELEASE

TREDEGAR ANNOUNCES MARY JANE HELLYAR JOINS COMPANY
AS PRESIDENT OF TREDEGAR FILM PRODUCTS

RICHMOND, Va., September 18, 2012 -- Tredegar Corporation (NYSE:TG) announced today the appointment of Mary Jane Hellyar to the position of president of Tredegar Film Products Corporation, effective September 24, 2012.  The company has also named Ms. Hellyar a corporate vice president, effective September 24, 2012.

Prior to joining Tredegar, Ms. Hellyar served as chief executive officer of Technocorp Energy OLED in Rochester, NY and previously held various positions with Eastman Kodak Company, including corporate executive vice president and president of the Film, Photofinishing and Entertainment Group and the display and components business unit.  Ms. Hellyar has an extensive background in research and development, product commercialization, and operational excellence.

Nancy Taylor, Tredegar’s president and chief executive officer, said, “We are very pleased to add a talented individual like Mary Jane to Tredegar.  Mary Jane brings tremendous leadership experience as well as strong operational expertise to her new position.  She has demonstrated an ability to drive bottom line results in a variety of challenging business assignments.”

Ms. Hellyar received a B.A. in Chemistry and Mathematics from the College of St. Catherine in St. Paul, MN, an M.S. and Ph.D. in chemical engineering from Massachusetts Institute of Technology (MIT) in Cambridge, MA, and a Master’s degree in Management of Technology from the Sloan School at MIT.

Tredegar Announces Mary Jane Hellyar Joins Company
as President of Tredegar Film Products

About Tredegar Corporation:

Tredegar Corporation is primarily a manufacturer of plastic films and aluminum extrusions.  A global company headquartered in Richmond, Virginia, Tredegar had 2011 sales of $798 million.  With approximately 2,000 employees, the company operates manufacturing facilities in North America, South America, Europe, and Asia.  Additional information regarding Tredegar Corporation is available at www.tredegar.com.

# # #